NEWS RELEASE

CONTACT ERIC GRAAP
(540) 349-0212 or
eric.graap@fauquierbank.com

Fauquier Bankshares Announces Third Quarter 2010 Earnings

•	Net income increases 2.8% from the third quarter 2009

•	Deposit market share shows significant increase in 2010

•	Non-performing assets decreased 11.6% from third quarter 2009

WARRENTON, Va., November 2, 2010 -- Fauquier Bankshares, Inc. (Nasdaq: FBSS) the parent holding company of The Fauquier Bank, today announced financial results for the quarter and the nine months ended September 30, 2010.  Net income for the quarter was $982,000, and diluted earnings per share were $0.27, representing an increase of 2.8% in comparison to net income of $956,000 and diluted earnings per share of $0.26 in the third quarter 2009.  Net income for the third quarter included a $465,000 gain on the sale of several investments and an increase of $123,000, or 9.2%, in other income, primarily service fees on deposits and wealth management income, compared with September 30, 2009.  These increases were offset by a $502,000 impairment loss on two corporate preferred trust investments.

For the nine months ended September 30, 2010, net income was $2.8 million or $0.77 per diluted share, compared with $2.6 million or $0.72 per diluted share for the first nine months of 2009, an increase of 7.5%. The increase in net income for the first nine months of 2010 compared with the first nine months of 2009 was primarily related to the $1.0 million increase, or 6.6%, in net interest income; partially offset by increased pension benefit expenses.

Loans, net of reserve, totaling $459.8 million at September 30, 2010, increased 1.0% when compared with $455.4 million at September 30, 2009. Deposits, totaling $545.3 million at September 30, 2010, increased 25.2% when compared with $435.6 million at September 30, 2009.

The net interest margin for the third quarter 2010 was 4.14% compared with 4.38% for the same quarter in 2009.  Return on average assets (ROAA) was 0.66% and return on average equity (ROAE) was 8.77% for the third quarter of 2010, a decrease from 0.70% and 8.87%, respectively, from the third quarter of 2009.  For the nine-month period ended September 30, 2010, Fauquier Bankshares' return on average assets was 0.64% and return on average equity was 8.52%, compared with 0.66% and 8.26%, respectively, for the nine month period ended September 30, 2009.

Randy Ferrell, President & CEO said, “The reduction in the net interest margin reflects our significant deposit growth, particularly coming from customers of our new View Tree, Haymarket and Bristow locations.  We continue to look for opportunities to use our increased deposit strength to drive growth in lending to individuals and businesses.” (Refer to Deposit Market Share Charts after Selected Financials.)

The provision for loan losses was $1.5 million for the first nine months of 2010 compared with $920,000 for the first nine months of 2009. Loan charge offs, net of recoveries, totaled $1.2 million or 0.26% of total average loans for the first nine months of 2010, compared with $479,000 or 0.11% of total average loans for the first nine months of 2009. Total allowance for loan losses was $5.7 million or 1.23% of total loans at September 30, 2010 compared with $5.2 million or 1.13% of loans at September 30, 2009 and $5.4 million or 1.15% of loans at June 30, 2010.

Non-performing loans decreased to $2.1 million or 0.44% of total loans as of September 30, 2010 compared with $4.3 million or 0.94% at September 30, 2009.  The Company’s $5.7 million loan loss reserve provides over 276% coverage of non-performing loans.  The Company’s nonperforming assets totaled $6.2 million or 1.00% of period end total assets at September 30, 2010, as compared with $7.1 million or 1.29% of period end total assets at September 30, 2009.  Included in non-performing assets at September 30, 2010 were $2.1 million of non-performing loans, $2.8 million of other real estate owned and $1.3 million of non-performing pooled trust preferred investments.

“Even with the Company’s non-performing asset ratio improving to one percent at September 30, 2010, managing credit risk will continue to be one of our main focal points.  According to second-quarter FDIC data, our ratio is less than half of the state average of almost three percent for insured institutions in Virginia,” Ferrell said. “This is a very positive indicator of our ability to make good loans in a tough environment while we lower the absolute dollar amount of non-performing loans.”

Fauquier Bankshares and The Fauquier Bank had combined assets of $624.4 million and total shareholders' equity of $44.1 million at September 30, 2010. Fauquier Bankshares' regulatory capital ratios continue to be deemed "Well Capitalized," the highest category assigned by the Federal Reserve Bank of Richmond.   At September 30, 2010, the Company's leverage ratio, an important indicator of financial health, was 8.51%, compared with 9.00% one year earlier. The Company's tier 1 and total risk-based ratios were 11.09% and 12.34%, respectively, at September 30, 2010, compared with 10.80% and 11.97% at September 30, 2009. The minimum capital ratios to be considered "Well Capitalized" by the Federal Reserve are 5.00% for the leverage ratio, 6.00% for the tier 1 risk-based ratio, and 10.00% for the total risk-based ratio.

The Fauquier Bank is an independent, locally-owned, community bank offering a full range of financial services, including internet banking, commercial, retail, insurance, wealth management, and financial planning services through ten banking offices throughout Fauquier and Prince William counties in Virginia. Fauquier Bankshares' stock price closed at $13.00 per share on November 1, 2010. Additional information, including a more extensive investor presentation, is available at www.fauquierbank.com or by calling (800) 638-3798.

This news release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s management uses these “non-GAAP” measures in their analysis of the Corporation’s performance.  The Company’s management believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period.  The Company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance.  The Company’s management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the Company’s underlying performance.  Where incorporated into our disclosures, these non-GAAP measures will be clearly identified as such. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

This news release may contain "forward-looking statements" as defined by federal securities laws. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements.  Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates and the shape of the interest rate yield curve, general economic conditions, legislative/regulatory policies, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury, the FDIC and the Board of Governors of the Federal Reserve System, the quality or composition of the loan and/or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area, our plans to expand our branch network and increase our market share, and accounting principles, policies and guidelines. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating our forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this news release.

FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA

	For the Quarter Ended,
(Dollars in thousands, except per share data)	Sept. 30, 2010	Jun. 30, 2010	Mar. 31, 2010	Dec. 31, 2009	Sept. 30, 2009

EARNINGS STATEMENT DATA:
Interest income	$7,128	$7,105	$7,068	$7,273	$7,136
Interest expense	1,562	1,550	1,568	1,591	1,624
Net interest income	5,566	5,555	5,500	5,682	5,512
Provision for loan losses	700	375	375	790	360

Net interest income after provision for loan losses	4,866	5,180	5,125	4,892	5,152
Noninterest income	1,480	1,349	1,244	1,290	1,357
Securities gains (losses)	(37)	(2)	(387)	(360)	(246)
Noninterest expense	4,989	5,161	4,934	4,788	4,984
Income before income taxes	1,320	1,366	1,048	1,034	1,279
Income taxes	338	355	244	219	323
Net income	$982	$1,011	$804	$815	$956
PER SHARE DATA:
Net income per share, basic	$0.27	$0.28	$0.22	$0.22	$0.27
Net income per share, diluted	$0.27	$0.28	$0.22	$0.23	$0.26
Cash dividends	$0.20	$0.20	$0.20	$0.20	$0.20
Average basic shares outstanding	3,636,638	3,631,411	3,602,776	3,597,909	3,597,602
Average diluted shares outstanding	3,653,598	3,648,354	3,618,132	3,608,680	3,610,160
Book value at period end	$12.13	$12.07	$11.97	$11.86	$11.84
BALANCE SHEET DATA:
Total assets	$624,353	$586,357	$570,595	$568,482	$548,384
Loans, net	459,785	462,730	467,430	462,784	455,391
Investment securities	50,501	45,346	40,748	40,467	38,275
Deposits	545,323	492,826	467,796	465,987	435,567
Transaction accounts (Demand and NOW Accounts)	233,790	175,539	165,643	151,865	145,644
Shareholders' equity	44,109	43,874	43,342	42,639	42,601
PERFORMANCE RATIOS:
Net interest margin(1)	4.14%	4.16%	4.33%	4.40%	4.38%
Return on average assets	0.66%	0.69%	0.58%	0.58%	0.70%
Return on average equity	8.77%	9.28%	7.48%	7.55%	8.87%
Efficiency ratio(2)	69.53%	73.03%	75.64%	70.61%	73.81%

FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA

	For the Quarter Ended,
(Dollars in thousands, except per share data)	Sept. 30, 2010	Jun. 30, 2010	Mar. 31, 2010	Dec. 31, 2009	Sept. 30, 2009
ASSET QUALITY RATIOS:
Nonperforming loans	$2,070	$2,479	$3,420	$3,410	$4,332
Other real estate owned	2,821	2,412	2,029	2,480	2,029
Foreclosed property	21	11	61	54	68
Nonperforming corporate bonds, at fair value	1,333	1,636	1,828	1,126	634
Total nonperforming assets	$6,245	$6,538	$7,338	$7,070	$7,063

Nonperforming loans to total loans, period end	0.44%	0.53%	0.72%	0.73%	0.94%
Nonperforming loans, other real estate owned and other repossessed assets as percentage of total loans, other real estate owned and other repossessed assets, period end	1.06%	1.05%	1.16%	1.26%	1.39%
Nonperforming assets to period end total assets	1.00%	1.12%	1.29%	1.24%	1.29%

Allowance for loan losses	$5,731	$5,397	$5,470	$5,482	$5,221
Allowance for loan losses to period end loans	1.23%	1.15%	1.16%	1.17%	1.13%
Allowance for loan losses as percentage of nonperforming loans, period end	276.84%	217.71%	159.83%	160.76%	120.52%
Allowance for loan losses as percentage of nonperforming loans, other real estate owned and other repossessed assets, period end	116.67%	110.10%	99.23%	92.88%	81.36%
Net loan charge-offs for the quarter	$367	$447	$387	$529	$230
Net loan charge-offs to average loans	0.08%	0.10%	0.08%	0.11%	0.05%

CAPITAL RATIOS:
Tier 1 leverage ratio	8.51%	8.42%	8.66%	8.68%	9.00%
Tier 1 risk-based capital ratio	11.09%	11.26%	10.91%	10.97%	10.80%
Total risk-based capital ratio	12.34%	12.49%	12.12%	12.21%	11.97%
Tangible equity to total assets	7.06%	7.48%	7.60%	7.50%	7.77%

FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA

	For the Nine Month Period Ended,
	Sept 30, 2010	Sept 30, 2009
EARNINGS STATEMENT DATA:
Interest income	$21,301	$20,801
Interest expense	4,680	5,208
Net interest income	16,621	15,593
Provision for loan losses	1,450	920

Net interest income after provision for loan losses	15,171	14,673
Noninterest income	4,072	3,863
Securities gains (losses)	(425)	(412)
Noninterest expense	15,083	14,585
Income before income taxes	3,735	3,539
Income taxes	938	936
Net income	$2,797	$2,603
.
PER SHARE DATA:
Net income per share, basic	$0.77	$0.72
Net income per share, diluted	$0.77	$0.72
Cash dividends	$0.60	$0.60
Average basic shares outstanding	3,623,733	3,591,796
Average diluted shares outstanding	3,639,899	3,600,864

PERFORMANCE RATIOS:
Net interest margin(1)	4.21%	4.28%
Return on average assets	0.64%	0.66%
Return on average equity	8.52%	8.26%
Efficiency ratio(2)	72.64%	75.02%

Net charge-offs	$1,201	$479
Net charge-offs to average loans	0.26%	0.11%

(1)	Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company’s net yield on its earning assets.
(2)	Efficiency ratio is computed by dividing non-interest expense by the sum of fully taxable equivalent net interest income and non-interest income.